Exhibit 99.1

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Conor Murphy
(212) 578-7788
METLIFE ANNOUNCES THIRD QUARTER 2010 RESULTS
— Operating Earnings of $0.99 Per Share, up 14% from $0.87 Per Share in 3Q 2009 —
— Net Income of $0.32 Per Share Versus Net Loss of $0.79 Per Share in 3Q 2009 —
— Book Value Per Share Increases 24% Over 3Q 2009; 8% Over 2Q 2010 —
NEW YORK, October 28, 2010 — MetLife, Inc. (NYSE: MET) today reported third quarter 2010 net income1 of $286 million, or $0.32 per share, which reflects net investment and net derivatives gains and losses. Operating earnings2 for the third quarter of 2010 were $878 million, or $0.99 per share.
“MetLife has delivered another strong quarter as we grew our top line and also increased operating earnings 22% over the third quarter of 2009,” said C. Robert Henrikson, chairman, president & chief executive officer of MetLife, Inc. “In addition to benefiting from improved net investment income this quarter, our focus on disciplined growth and strong underwriting contributed to the earnings increase we reported.
“As we look ahead, all of us at MetLife are eager to welcome our new colleagues from Alico to the MetLife family. With our breadth of products and services, as well as our expanded global reach, we will be well positioned to deliver significant value for our customers and our shareholders,” added Henrikson.

[1]	All references in this press release (except under “Non-GAAP and Other Financial Disclosures”) to net income (loss), net income (loss) per share, operating earnings, operating earnings per share and book value per share should be read as net income (loss) available to MetLife, Inc.’s common shareholders, net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share, operating earnings available to MetLife, Inc.’s common shareholders, operating earnings available to MetLife, Inc.’s common shareholders per diluted common share and book value per common share, respectively.

[2]	Operating earnings available to common shareholders, operating revenues (including net investment income as well as premiums, universal life and investment-type product policy fees & other revenues), operating expenses, operating earnings available to common shareholders per diluted common share and book value per common share, excluding accumulated other comprehensive income (AOCI), are not calculated based on generally accepted accounting principles (GAAP). Information regarding non-GAAP financial measures and the reconciliation of them to GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this release and the Third Quarter 2010 Quarterly Financial Supplement. Please see the Non-GAAP and Other Financial Disclosures discussion below for the definition of sales, the presentation of historical information on a constant currency basis and the method of calculating the constant currency amount.

THIRD QUARTER 2010 SUMMARY
•	Premiums, fees & other revenues of $8.6 billion

•	Strong U.S. annuity sales of $5.0 billion, up 25% over the third quarter of 2009

•	Operating earnings of $878 million ($0.99 per share), reflecting:
•	the issuance of 86.25 million shares of common stock as well as senior debt, which raised more than $6 billion for the pending acquisition of Alico and resulted in a $0.08 per share reduction in operating earnings

•	strong variable investment income, which was above the plan range by $56 million ($0.06 per share), after tax and the impact of deferred acquisition costs

•	a $36 million ($0.04 per share) reduction in earnings due to the impact of the company’s variable annuity hedge program, which more than offset the benefit of higher equity markets

	For the three months ended September 30,
($ in millions, except per share data)	2010	2009	Change
Premiums, fees & other revenues	$8,639	$8,458	2%
Total operating revenues	$12,976	$12,414	5%

Net income (loss)	$286	$(650)	—
Net income (loss) per share	$0.32	$(0.79)	—
Operating earnings	$878	$718	22%
Operating earnings per share	$0.99	$0.87	14%

Book value per share	$48.93	$39.36	24%
Book value per share excluding AOCI	$44.48	$42.09	6%
BUSINESS SEGMENT DISCUSSIONS
All comparisons of third quarter 2010 results in the segment discussions below are with the third quarter of 2009, unless otherwise noted. Reconciliations of segment net income to segment operating earnings are provided in the tables that accompany this release and in the Third Quarter 2010 Quarterly Financial Supplement, which is available on the Investor Relations section of www.metlife.com.
U.S. BUSINESS
•	U.S. Business premiums, fees & other revenues were solid at $7.1 billion, but down slightly as an 11% increase in Retirement Products was offset by lower pension closeout sales in Corporate Benefit Funding

•	Record variable annuity sales of $4.7 billion, up 35%

•	Operating earnings of $764 million, up 21% due to solid underwriting, higher net investment income and lower expenses
Insurance Products
Premiums, fees & other revenues for Insurance Products — which includes group life, individual life and non-medical health insurance — were $5.0 billion, down slightly as growth in the group life and non-medical health businesses was offset by lower individual life revenues. Operating earnings for Insurance Products were $345 million, up 14% due to favorable underwriting, higher net investment income and lower expenses.
Retirement Products
Premiums, fees & other revenues for Retirement Products — which includes the company’s U.S. annuity products — were $738 million, up 11% due to increased fee revenue. Total annuity sales increased 25% due to strong growth in variable annuity sales. Operating earnings for Retirement Products were $149 million, up 42% due to growth in the business and higher net investment income.
Corporate Benefit Funding
Premiums, fees & other revenues for Corporate Benefit Funding — which includes the U.S. and U.K. pension closeout businesses, structured settlements and other corporate benefit funding products — were $618 million, down 13% as lower pension closeout sales (which can fluctuate from quarter to quarter) offset a slight increase in structured settlement premiums. Operating earnings for Corporate Benefit Funding were $189 million, up 35% primarily due to higher net investment income.
Auto & Home
Net written premiums for Auto & Home grew 3% to $780 million. Operating earnings were strong at $81 million. Catastrophe losses were $10 million, after tax, higher than in the third quarter of 2009, but were also $10 million lower than expected in the third quarter of 2010 due to light hurricane-related loss activity. Favorable non-catastrophe claim development related to prior accident years was $3 million, after tax, compared with $7 million, after tax, in the third quarter of 2009. Excluding catastrophes, Auto & Home’s combined ratio was 88.2% in the third quarter of 2010, compared with 87.7%.
INTERNATIONAL BUSINESS
•	International premiums, fees & other revenues of $1.3 billion, up 16% on a reported basis and 11% on a constant currency basis, due to growth across all three regions

•	Operating earnings of $191 million, up 25%
International premiums, fees & other revenues were $1.3 billion, up 16% with business growth across the company’s three international regions. In the Latin America region, premiums, fees & other revenues grew 21% (16% on a constant currency basis) due to growth in all countries in the region, driven by a strong increase in Chile. Premiums, fees & other revenues grew 11% (6% on a constant currency basis) in the Asia Pacific region largely due to growth in Korea and Hong Kong. In the EMEI (Europe/Middle East/India) region, premiums, fees & other revenues were up 7% (11% on a constant currency basis) due to growth in India and the European variable annuity business.
International operating earnings were $191 million, up 25% due to growth in the business as well as one-time tax-related benefits of $38 million ($0.04 per share).

BANKING, CORPORATE & OTHER
Total operating revenues for MetLife Bank were $410 million, up 8% due to higher mortgage servicing revenue. Total assets at September 30, 2010 were $16.6 billion, up 26% from September 30, 2009. MetLife Bank operating earnings were $101 million, up 26%.
Corporate & Other had an operating loss of $178 million, compared with an operating loss of $148 million. Higher net investment income in the third quarter of 2010 was offset by $57 million ($0.06 per share) in one-time tax-related items, including a true up to reflect a higher estimated tax rate for the company.
INVESTMENTS
•	Strong net investment income of $4.3 billion, up 10%

•	Net investment portfolio loss of $72 million, after tax (including impairments of $64 million, after tax), compared with a net investment portfolio loss of $481 million, after tax

•	Net unrealized gain of $14.8 billion, up from $7.3 billion at June 30, 2010
Net investment income was $4.3 billion, up 10% from the third quarter of 2009 and up 5% from the second quarter of 2010. During the third quarter of 2010, variable investment income was $292 million ($186 million, after tax and the impact of deferred acquisition costs), driven by strong performance from private equity funds.
For the quarter, MetLife reported a $72 million, after tax, net investment portfolio loss and $190 million, after tax, in derivatives losses. MetLife uses derivatives – in connection with its broader portfolio management strategy – to hedge a number of risks, including changes in interest rates and fluctuations in foreign currencies. Movement in interest rates, foreign currencies and MetLife’s own credit spread – which impacts the valuation of certain insurance liabilities – can generate derivative gains or losses. Derivative gains or losses related to MetLife’s own credit spread do not have an economic impact on the company.
Earnings Conference Call
MetLife, Inc. (NYSE: MET) will hold its third quarter 2010 earnings conference call and audio Webcast on Friday, October 29, 2010, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (612) 326-1011 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.
The conference call will be available for replay via telephone and the Internet beginning at 10:00 a.m. (ET) on Friday, October 29, 2010, until Friday, November 5, 2010, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 151273. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Non-GAAP and Other Financial Disclosures
All references in this press release (except in this section) to net income (loss), net income (loss) per share, operating earnings and operating earnings per share should be read as net income (loss) available to MetLife, Inc.’s common shareholders, net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share, operating earnings available to MetLife, Inc.’s common shareholders and operating earnings available to MetLife, Inc.’s common shareholders per diluted common share, respectively.
The historical and forward-looking financial information presented in this press release include performance measures which are based on methodologies other than generally accepted accounting principles (“GAAP”). MetLife, Inc. analyzes its performance using financial measures, such as operating earnings, operating revenues, operating expenses, operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share, that are not based on GAAP. MetLife believes the presentation of operating earnings as MetLife measures it for management purposes enhances the understanding of its performance by highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings, operating revenues, operating expenses, operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share should not be viewed as substitutes for GAAP net income (loss) from continuing operations, net of income tax, GAAP revenues, GAAP expenses, GAAP net income (loss) available to MetLife, Inc.’s common shareholders and GAAP net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share, respectively. Operating earnings is the measure of segment profit or loss MetLife uses to evaluate segment performance and allocate resources and, consistent with GAAP accounting guidance for segment reporting, is MetLife’s measure of segment performance. Operating earnings is also a measure by which MetLife senior management’s and many other employees’ performance is evaluated for the purposes of determining their compensation under applicable compensation plans.
Operating earnings is defined as operating revenues less operating expenses, net of income tax. Operating earnings available to common shareholders is defined as operating earnings less preferred stock dividends and operating earnings available to common shareholders per diluted common share is calculated by dividing operating earnings available to common shareholders by the number of weighted average diluted common shares outstanding for the period indicated.
Operating revenues is defined as GAAP revenues (i) less net investment gains (losses) and net derivatives gains (losses), (ii) less amortization of unearned revenue related to net investment gains (losses) and net derivatives gains (losses), (iii) plus scheduled periodic settlement payments on derivatives that are hedges of investments but do not qualify for hedge accounting treatment, (iv) plus income from discontinued real estate operations and (v) plus, for operating joint ventures reported under the equity method of accounting, the aforementioned adjustments, those identified in the definition of operating expenses and changes in fair value of hedges of operating joint venture liabilities, all net of income tax.
Operating expenses is defined as GAAP expenses (i) less changes in policyholder benefits associated with asset value fluctuations related to experience-rated contractholder liabilities and certain inflation-indexed liabilities, (ii) less costs related to business combinations and noncontrolling interests, (iii) less amortization of deferred policy acquisition costs and value of business acquired and changes in the policyholder dividend obligation related to net investment gains (losses) and net derivatives gains (losses) and (iv) plus scheduled periodic settlement payments on derivatives that are hedges of policyholder account balances but do not qualify for hedge accounting treatment.
In addition, operating revenues and operating expenses do not reflect the consolidation of certain securitization entities that are variable interest entities as required under GAAP.
Statistical sales information for life insurance is calculated by MetLife using the LIMRA International, Inc. definition of sales for core direct sales, excluding company sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life insurance. Individual annuities sales consists of statutory premiums direct and assumed, excluding company sponsored internal exchanges.
Constant Currency Comparison
International premiums, fees & other revenues in the third quarter of 2009 were approximately $1.1 billion on a reported and constant currency basis. Latin America premiums, fees & other revenues in the third quarter of 2009 were $556 million and $581 million, on a reported basis and constant currency basis, respectively. Asia Pacific premiums, fees & other revenues in the third quarter of 2009 were $431 million and $451 million, on a reported basis and constant currency basis, respectively. EMEI premiums, fees & other revenues in the third quarter of 2009 were $107 million and $104 million, on a reported and constant currency basis, respectively. The constant currency basis amounts are calculated using the average foreign currency exchange rates of the third quarter of 2010.
About MetLife
MetLife, Inc. is a leading provider of insurance, employee benefits and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance and retirement & savings products and services to corporations and other institutions. For more information, visit www.metlife.com.
This press release may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.
Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining MetLife’s actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission (the “SEC”). These factors include: (1) any delay or failure to complete the acquisition of American Life Insurance Company (“ALICO”), a subsidiary of ALICO Holdings LLC (“ALICO Holdings”), and Delaware American Life Insurance Company (“DelAm”) (collectively, the “Acquisition”); (2) the imposition of onerous conditions following the Acquisition; (3) difficulties in integrating the business acquired in the Acquisition (the “Alico Business”); (4) uncertainty with respect to the outcome of the closing agreement entered into between ALICO and the United States Internal Revenue Service in connection with the Acquisition; (5) uncertainty with respect to the making of elections under Section 338 of the U.S. Internal Revenue Code of 1986, as amended, and any benefits therefrom; (6) an inability to manage the growth of the Alico Business; (7) a write down of the goodwill established in connection with the Acquisition; (8) exchange rate fluctuations; (9) an inability to predict the financial impact of the Acquisition on MetLife’s business and financial results; (10) events relating to American International Group, Inc. that could adversely affect the Alico Business or MetLife; (11) the dilutive impact on MetLife, Inc.’s stockholders resulting from the issuance of equity securities to ALICO Holdings in connection with the Acquisition; (12) a decrease in MetLife, Inc.’s stock price as a result of ALICO Holdings’ ability to sell its equity securities; (13) the conditional payment obligation of approximately $300 million to ALICO Holdings if the conversion of the Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock issued to ALICO Holdings in connection with the Acquisition into MetLife, Inc.’s common stock is not approved; (14) change of control provisions in the Alico Business’ agreements; (15) effects of guarantees within certain of ALICO’s variable life and annuity products; (16) regulatory action in the financial services industry affecting the combined business; (17) financial instability in Europe and possible write downs of sovereign debt of European nations; (18) difficult conditions in the global capital markets; (19) increased volatility and disruption of the capital and credit markets, which may affect MetLife’s ability to seek financing or access its credit facilities; (20) uncertainty about the effectiveness of the U.S. government’s programs to stabilize the financial system, the imposition of fees relating thereto, or the promulgation of additional regulations; (21) impact of comprehensive financial services regulation reform on MetLife; (22) exposure to financial and capital market risk; (23) changes in general economic conditions, including the performance of financial markets and interest rates, which may affect MetLife’s ability to raise capital, generate fee income and market-related revenue and finance statutory reserve requirements and may require MetLife to pledge collateral or make payments related to declines in value of specified assets; (24) potential liquidity and other risks resulting from MetLife’s participation in a securities lending program and other transactions; (25) investment losses and defaults, and changes to investment valuations; (26) impairments of goodwill and realized losses or market value impairments to illiquid assets; (27) defaults on MetLife’s mortgage loans; (28) the impairment of other financial institutions; (29) MetLife’s ability to address unforeseen liabilities, asset impairments or rating actions arising from any future acquisitions, including the Acquisition, and to successfully integrate acquired businesses with minimal disruption; (30) economic, political, currency and other risks relating to MetLife’s international operations; (31) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (32) downgrades in MetLife, Inc.’s and its affiliates’ claims paying ability, financial strength or credit ratings; (33) ineffectiveness of risk management policies and procedures; (34) availability and effectiveness of reinsurance or indemnification arrangements, as well as default or failure of counterparties to perform; (35) discrepancies between actual claims experience and assumptions used in setting prices for MetLife’s products and establishing the liabilities for MetLife’s obligations for future policy benefits and claims; (36) catastrophe losses; (37) heightened competition, including with respect to pricing, entry of new competitors, consolidation of distributors, the development of new products by new and existing competitors, distribution of amounts available under U.S. government programs, and for personnel; (38) unanticipated changes in industry trends; (39) changes in accounting standards, practices and/or policies; (40) changes in assumptions related to deferred policy acquisition costs (“DAC”), deferred sales inducements (“DSI”), value of business acquired (“VOBA”) or goodwill; (41) increased expenses relating to pension and postretirement benefit plans, as well as health care and other employee benefits; (42) exposure to losses related to variable annuity guarantee benefits, including from significant and sustained downturns or extreme volatility in equity markets, reduced interest rates, unanticipated policyholder behavior, mortality or longevity, and the adjustment for nonperformance risk; (43) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (44) adverse results or other consequences from litigation, arbitration or regulatory investigations; (45) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (46) regulatory, legislative or tax changes relating to

MetLife’s insurance, banking, international, or other operations that may affect the cost of, or demand for, MetLife’s products or services, impair its ability to attract and retain talented and experienced management and other employees, or increase the cost or administrative burdens of providing benefits to employees; (47) the effects of business disruption or economic contraction due to terrorism, other hostilities, or natural catastrophes; (48) the effectiveness of MetLife’s programs and practices in avoiding giving its associates incentives to take excessive risks; (49) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the SEC; and (50) any of the foregoing factors as they relate to the Alico Business and its operations.
MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the SEC.
# # #

MetLife, Inc.
Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In millions)
Revenues
Premiums	$6,562	$6,601	$20,078	$19,299
Universal life and investment-type product policy fees	1,453	1,251	4,345	3,650
Net investment income	4,391	3,923	12,822	10,914
Other revenues	624	602	1,681	1,728
Net investment gains (losses):
Other-than-temporary impairments on fixed maturity securities	(143)	(650)	(538)	(1,769)
Other-than-temporary impairments on fixed maturity securities transferred to other comprehensive income (loss)	24	245	181	479
Other net investment gains (losses), net	(223)	(327)	33	(1,500)

Total net investment gains (losses)	(342)	(732)	(324)	(2,790)

Net derivatives gains (losses)	(244)	(1,407)	1,278	(4,084)

Total revenues	12,444	10,238	39,880	28,717

Expenses
Policyholder benefits and claims	7,397	7,173	21,952	20,701
Interest credited to policyholder account balances	1,266	1,258	3,458	3,655
Policyholder dividends	392	439	1,157	1,297
Other expenses	2,996	2,543	9,358	7,576

Total expenses	12,051	11,413	35,925	33,229

Income (loss) from continuing operations before provision for income tax	393	(1,175)	3,955	(4,512)
Provision for income tax expense (benefit)	71	(551)	1,259	(1,884)

Income (loss) from continuing operations, net of income tax	322	(624)	2,696	(2,628)
Income (loss) from discontinued operations, net of income tax	(2)	(1)	5	37

Net income (loss)	320	(625)	2,701	(2,591)
Less: Net income (loss) attributable to noncontrolling interests	4	(5)	(7)	(25)

Net income (loss) attributable to MetLife, Inc.	316	(620)	2,708	(2,566)
Less: Preferred stock dividends	30	30	91	91

Net income (loss) available to MetLife, Inc.’s common shareholders	$286	$(650)	$2,617	$(2,657)

Operating Earnings Available to Common Shareholders Reconciliation
Net income (loss) available to MetLife, Inc.’s common shareholders	$286	$(650)	$2,617	$(2,657)

Adjustments from net income (loss) available to MetLife, Inc.’s common shareholders to operating earnings available to common shareholders:
Less: Net investment gains (losses)	(342)	(732)	(324)	(2,790)
Less: Net derivatives gains (losses)	(244)	(1,407)	1,278	(4,084)
Less: Other adjustments to continuing operations	(307)	46	(991)	278
Less: Provision for income tax (expense) benefit related to adjustments above	307	721	(92)	2,305
Less: Income (loss) from discontinued operations, net of income tax	(2)	(1)	5	37
Net income (loss) attributable to noncontrolling interests	4	(5)	(7)	(25)

Operating earnings available to common shareholders	$878	$718	$2,734	$1,572

Reconciliation of GAAP revenues to operating revenues and GAAP expenses to operating expenses

Total revenues	$12,444	$10,238	$39,880	$28,717
Less: Net investment gains (losses)	(342)	(732)	(324)	(2,790)
Less: Net derivatives gains (losses)	(244)	(1,407)	1,278	(4,084)
Less: Adjustments related to net investment gains (losses) and net derivatives gains (losses)	—	(4)	6	(21)
Less: Other adjustments to revenues	54	(33)	49	(175)

Total operating revenues	$12,976	$12,414	$38,871	$35,787

Total expenses	$12,051	$11,413	$35,925	$33,229
Adjustments related to net investment gains (losses) and net derivatives gains (losses)	(37)	174	(263)	605
Other adjustments to expenses	(324)	(91)	(783)	(131)

Total operating expenses	$11,690	$11,496	$34,879	$33,703

1

	At or For the Three Months Ended		At or For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Diluted Earnings Per Common Share Calculation (1):
Net income (loss) available to MetLife, Inc.’s common shareholders per common share — diluted	$0.32	$(0.79)	$3.09	$(3.25)
Less: Net investment gains (losses)	(0.39)	(0.88)	(0.38)	(3.40)
Less: Net derivatives gains (losses)	(0.28)	(1.71)	1.51	(4.98)
Less: Other adjustments to continuing operations	(0.35)	0.06	(1.18)	0.33
Less: Provision for income tax (expense) benefit	0.35	0.86	(0.11)	2.81
Less: Discontinued operations, net of income tax	—	—	0.01	0.05
Net income (loss) attributable to noncontrolling interest	—	(0.01)	(0.01)	(0.03)

Operating earnings available to common shareholders per common share — diluted	$0.99	$0.87	$3.23	$1.91

Weighted average common shares outstanding (1)	883.1	821.8	847.3	817.3

(1)	For the three months and nine months ended September 30, 2009, 5.5 million shares and 3.6 million shares, respectively, related to the assumed exercise or issuance of stock-based awards, have been excluded from the weighted average common shares outstanding — diluted, as these assumed shares are anti-dilutive to net income (loss) available to MetLife, Inc.’s common shareholders per common share — diluted. These shares were included in the calculation of operating earnings available to common shareholders per common share — diluted.

Book Value Per Common Share Calculation:
Book value per common share — (actual common shares outstanding)	$48.93	$39.36
Less: Accumulated other comprehensive income (loss) per common share	4.45	(2.73)

Book value per common share, excluding accumulated other comprehensive income (loss) — (actual common shares outstanding)	$44.48	$42.09

Common shares outstanding, end of period	906.9	818.8

2

MetLife, Inc.
Reconciliations of Net Income (Loss) Available to Common Shareholders to Operating Earnings Available to Common Shareholders
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In millions)		(In millions)
Total U.S. Business Operations:
Net income (loss) available to MetLife, Inc.’s common shareholders	$764	$38	$3,084	$(1,812)
Less: Net investment gains (losses)	125	(542)	282	(2,442)
Less: Net derivatives gains (losses)	5	(506)	1,208	(3,097)
Less: Other adjustments to continuing operations	(133)	125	(496)	449
Less: Provision for income tax (expense) benefit	2	327	(356)	1,781
Less: Discontinued operations, net of income tax	1	1	8	27
Net income (loss) attributable to noncontrolling interest	—	—	1	—

Operating earnings available to common shareholders	$764	$633	$2,439	$1,470

Insurance Products:
Net income (loss) available to MetLife, Inc.’s common shareholders	$401	$171	$1,405	$(638)
Less: Net investment gains (losses)	69	(137)	78	(520)
Less: Net derivatives gains (losses)	86	(2)	711	(1,533)
Less: Other adjustments to continuing operations	(69)	(64)	(183)	(98)
Less: Provision for income tax (expense) benefit	(30)	72	(213)	752
Less: Discontinued operations, net of income tax	—	—	—	19

Operating earnings available to common shareholders	$345	$302	$1,012	$742

Retirement Products:
Net income (loss) available to MetLife, Inc.’s common shareholders	$177	$(82)	$690	$(486)
Less: Net investment gains (losses)	9	(71)	46	(403)
Less: Net derivatives gains (losses)	109	(391)	560	(1,029)
Less: Other adjustments to continuing operations	(75)	172	(382)	476
Less: Provision for income tax (expense) benefit	(15)	103	(80)	335
Less: Discontinued operations, net of income tax	—	—	—	5

Operating earnings available to common shareholders	$149	$105	$546	$130

Corporate Benefit Funding:
Net income (loss) available to MetLife, Inc.’s common shareholders	$110	$(118)	$770	$(922)
Less: Net investment gains (losses)	50	(305)	161	(1,473)
Less: Net derivatives gains (losses)	(186)	(112)	(56)	(574)
Less: Other adjustments to continuing operations	11	17	69	71
Less: Provision for income tax (expense) benefit	45	141	(66)	691
Less: Discontinued operations, net of income tax	1	1	8	3
Net income (loss) attributable to noncontrolling interest	—	—	1	—

Operating earnings available to common shareholders	$189	$140	$655	$360

Auto & Home:
Net income (loss) available to MetLife, Inc.’s common shareholders	$76	$67	$219	$234
Less: Net investment gains (losses)	(3)	(29)	(3)	(46)
Less: Net derivatives gains (losses)	(4)	(1)	(7)	39
Less: Provision for income tax (expense) benefit	2	11	3	3

Operating earnings available to common shareholders	$81	$86	$226	$238

International:
Net income (loss) available to MetLife, Inc.’s common shareholders	$(137)	$(278)	$56	$(43)
Less: Net investment gains (losses)	(239)	(18)	(268)	(78)
Less: Net derivatives gains (losses)	(109)	(556)	157	(543)
Less: Other adjustments to continuing operations	(145)	(69)	(413)	(142)
Less: Provision for income tax (expense) benefit	169	207	87	259
Net income (loss) attributable to noncontrolling interest	4	(5)	(6)	(19)

Operating earnings available to common shareholders	$191	$153	$487	$442

Banking, Corporate & Other:
Net income (loss) available to MetLife, Inc.’s common shareholders	$(341)	$(410)	$(523)	$(802)
Less: Net investment gains (losses)	(228)	(172)	(338)	(270)
Less: Net derivatives gains (losses)	(140)	(345)	(87)	(444)
Less: Other adjustments to continuing operations	(29)	(10)	(82)	(29)
Less: Provision for income tax (expense) benefit	136	187	177	265
Less: Discontinued operations, net of income tax	(3)	(2)	(3)	10
Net income (loss) attributable to noncontrolling interest	—	—	(2)	(6)

Operating earnings available to common shareholders	$(77)	$(68)	$(192)	$(340)

3